Exhibit 99.1

                                                Investor Relations Contact:

[LOGO] UTG                               [LOGO] Hawk Associates, Inc.
       Universal Travel Group                   Frank Hawkins and Julie Marshall
                                                Phone: (305) 451-1888
10940 Wilshire Blvd. Suite 1600                 E-mail: info@hawkassociates.com
Los Angeles, CA 90024                           http://www.hawkassociates.com
Contact: Jacalyn Guo
e-mail: Jacalyn@chutg.com                ---------------------------------------
Phone: (310) 443-4151                        News Release: FINAL
www.chutg.com                                FOR IMMEDIATE RELEASE
                                         ---------------------------------------

               Universal Travel Group Announces Intent to Acquire
                Xi'an Golden Net Travel Serve Service Co., Ltd.

LOS ANGELES, Calif. and SHENZHEN, China -- June 20, 2007 -- Universal Travel Group (OTCBB: UTVG), a leading air travel and air cargo transportation agency in Southern China, announced today that it has signed a letter of intent to acquire Xi'an Golden Net Travel Serve Service Co., Ltd. The price for the acquisition will be $1.8 million, of which $1.542 million will be paid in cash. The remaining $258,000 will be satisfied by the issuance of 151,765 shares of Universal Travel.

Xi'an Golden Net Travel Serve Service Co., Ltd. was established in 2001. The company focuses on the domestic tourism market and provides air tickets, train tickets and other services. The company had revenue of $650,000 and net income of $450,000 for 2006, and expects a 70% increase in revenue and net income for 2007.

The major tourist spots frequented by clients of Xi'an Golden Net Travel Serve include Terracotta Warriors, Da Yan Tower, and Hua Qing Chi, which were ranked the top three in number of local tourist reception among all tourist spots of Xi'an travel agencies. The company has received the "High Integrity Award" from the Shanxi Provincial Consumers Association many times. Xi'an Golden Net has also received other recognitions, including the "Best Ten Xi'an Travel Agency" award. The company's brand image is associated with the "trip to the Ancient City."

Rich historical and cultural heritage and unique natural beauty have made Xi'an City the most preferred tourist destination in China for both domestic and international tourists. Xi'an Golden Net specializes in central plains routes of Xi'an. In 2005, the company formed joint ventures with travel agencies in Tibet, Xinjiang, Shanxi, and Inner Mongolia that focused on western plains routes to achieve a "find one agency, tour the entire Chinese west" service concept. The company plans to develop programs for business travel as well as new tour packages that include tours with a personal guide, unguided vehicle tours and adventure tours. The company also plans to create segments organized around tour spots, travel agents, tourist vehicles and souvenirs to enhance competitive advantage.

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Universal Travel noted that the Shanxi province received 1.06 million overseas tourists and 64 million domestic tourists, with total tourist revenue of $40 billion in 2006. The company also said that the Chinese tourism industry is predicted to grow at 10.4% annually over the next ten years, making it the world's first tourist destination. The company believes this provides a good opportunity for Xi'an Golden Net to grow. (Note: Statistic sources came from Shanxi Provincial Tourism Bureau, Compass Network (www.ly321.com), and other local media.)

Chairwoman and CEO of UTVG, Ms. Jiang said, "Through the acquisition of Speedy Dragon we completed our entry into the air cargo transportation field. With the acquisition of Xi'an Golden Net we will not only strengthen our position in the packaged tours field, but we will also achieve a shared network of resources and complementary advantages between our air ticket booking and packaged tours business. In this way, we continue to develop our company's four business segments, which are air ticketing, hotel reservation, packaged tours, and air cargo transportation. We expect to close both our previously- announced Shanghai Lanbao acquisition and Xi'an Golden Net during July in order to maximize our competitiveness and returns for our shareholders. We will continue to grow by acquisitions that concentrate on our four core segments. Our previously-issued guidance of $21.4 million in revenue and $6.56 million in net income for fiscal year 2007 does not include the acquisitions of Shanghai Lanbao and Xi'an Golden Net. However, we expect to generate higher revenue and net income after closing these two acquisitions."

About Xi'an Golden Net Travel Serve Service Co., Ltd

For more information about Xi'an Golden Net Travel Serve Service Co., Ltd. visit, http://www.52xi-an.com.

About Universal Travel Group

Universal Travel Group, a leading air travel and air cargo transportation agency in Southern China, is engaged in providing reservation, booking, and domestic and international travel and tourism services throughout China. The company's core services include booking services for air tickets, hotels and restaurants, as well as air cargo transportation and tour routing for customers. Universal Travel recently completed the acquisition of Shenzhen Speedy Dragon Enterprise Ltd., a nationwide cargo logistics company based in Pearl River Delta, China. Universal Travel's goal is to become China's leading transportation services provider in aviation, cargo and hotel booking. For more information, visit http://www.chutg.com.

A profile for investors can be accessed at http://www.hawkassociates.com/utvgprofile.aspx. For investor relations information regarding Universal Travel Group, contact Jacalyn Guo at (310) 443-4151, e-mail Jacalyn@chutg.com, or contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail info@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive free e-mail notification of future releases, subscribe at http://www.hawkassociates.com/email.aspx.

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Forward-looking Statement:

The statements in these news releases contain forward-looking information within the meaning of the Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties. In each case actual results may differ materially from such forward-looking statements. Any statements regarding targets for future results are forward-looking and actual results may differ materially. These are the company's targets, not predictions of actual performance.